Exhibit 23i

MICHAEL S. LANDO

5553 Woodmont Street

Pittsburgh, PA 15217

Retirement Income Trust

April 22, 2003

5553 Woodmont Street

Pittsburgh, PA 15217

Re:  Retirement Income Trust

Ladies and Gentlemen:

This letter is in response to your request for my opinion in connection with the filing of Pre-efective  Amendment  No. 1 to the Registration Statement, File Nos. 333-103830  and 81121320 (the “Registration Statement”), of  Retirement Income Trust (the “Trust”).

I have examined a copy of the Trust’s Trust Instrument, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as I deem necessary to form the basis of the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of the Retirement Income Fund, a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

I herewith give you my permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,

/s/Michael S. Lando

Michael S. Lando